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                                   Exhibit 21



                                   SUBSIDIARY
                                       OF
                                 LSB CORPORATION


Lawrence Savings Bank: LSB Corporation's wholly-owned subsidiary is a Massachusetts-chartered savings bank organized in 1868 and headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts.

                                  SUBSIDIARIES
                                       OF
                              LAWRENCE SAVINGS BANK



Pemberton Corporation: Holds real estate for sale.

Spruce Wood Realty Trust: Holds real estate used in the normal course of business.

Shawsheen Security Corporation and Shawsheen Security Corporation II: Engages exclusively in buying, selling, dealing in and holding investment securities on its own behalf.

Each of the subsidiaries is organized or incorporated in Massachusetts.